Exhibit 99.5

Trinity Industries, Inc.
Quarterly Conference Call
Aug, 4, 2005

Comments of William McWhirter, Vice President and Chief Financial Officer

Thank you Steve and good morning everyone!

My comments relate primarily to the second quarter of 2005. We will file our Form 10-Q this morning. You will find more details there summarizing the quarter. During my remarks, I will provide earnings per share guidance for the third quarter and the full year. Additionally, I will update the previous guidance with respect to operating margins in our Rail Group and provide new guidance for operating margins in our Inland Barge Group.

We are pleased with our second quarter 2005 earnings of 43 cents per share. These results compare with earning of 11 cents per share in the first quarter of 2005 and earnings of 6 cents per share in the same quarter of 2004. Revenues for the second quarter of 2005 increased 33% over the same quarter last year to $731 million. This revenue level represents the second highest in Trinity’s history.

At this time I will discuss the performance of our individual business segments.

Rail Group
In our Rail Group, North American railcar revenues were 122% higher on a quarter over quarter basis. Rail Group sales to Trinity’s Leasing Group were $107 million in the second quarter of 2005 with profits of $11.6 million, or 15 cents per share. This compared with sales to our Leasing Group in the second quarter of 2004 of $48 million with profits of $3.4 million, or 5 cents per share. These inter-company sales and profits are eliminated in consolidation.

Our European rail business continues to suffer from a depressed market. During the second quarter, we determined that the goodwill for Europe, based on an ongoing assessment of the market conditions, had been impaired. Accordingly, it was written off. In addition to the goodwill charge, we recorded a reserve associated with excess and over valued inventory, and incurred costs associated with a scheduled shutdown. As a result of these items, the quarterly operating loss associated with our European assets was approximately $11.5 million. For the third and fourth quarters of this year, we estimate a significantly smaller operating loss of approximately $3 million per quarter. We currently have fixed assets with a net book value of approximately $57 million in our European Rail operations.

Railcar component revenues for North America increased by 45% in the current quarter as compared with the same quarter of the previous year. This was primarily due to improved unit sales and increased pricing to offset raw material increases.

Our previously forecasted operating margin for the rail segment during the second quarter was 3.5% to 5.0%. Actual results were 3.5%. When you remove the effect of our European operations, North America experienced a 6.2% margin.

Based on our operating performance during the second quarter of 2005, we are adjusting our guidance with regard to operating margins for the Rail Group for the third and fourth quarters to a margin of 5.5% to 6.5%. This guidance is based on the following assumptions:

•	European results consistent with the guidance provided today,

•	continued production efficiencies in North America, and

•	no significant supply problems in steel or other basic materials.

The impact of unrecoverable steel cost for the second quarter in the Rail Group was approximately $5 million, or about 1% of lost operating margin.

Our North American backlog as of June 30, 2005 consisted of approximately 17,500 railcars with an estimated sales value of approximately $1.2 billion. The backlog is subject to a variety of escalation provisions and firm raw material contracts. Together these items are referred to internally as cost coverage. Cost coverage of the current backlog is approximately 91%.

Construction
Our Construction Products Group remains a key part of our earnings diversification strategy. The second quarter is normally strong for this group due to construction-friendly weather conditions. This past quarter proved especially good with revenues up by 17% on a quarter-over-quarter basis. Operating profit increased by $8.5 million and margins improved from 9.4% to 12.7%. These improvements were primarily due to improved pricing that offset raw material price increases and more favorable weather conditions.

Our Concrete and Aggregate business accounted for 56% of the Construction Products Group’s revenue. The business unit’s overall performance was positively impacted by strong demand combined with tight supplies of raw materials. Our Concrete Group enjoys a diversified customer base which provides flexibility in the market sectors we target.

Our Highway Products Business, which accounted for 30% of the Construction Products Group’s revenues, is also performing well. On a year over year basis, revenues from this unit’s proprietary line of products grew by 5%. We believe the passage of the pending Federal Highway Bill will generate improved results in 2006 for our Construction Products Group.

Our Pipe Fittings and Bridge Girder Businesses continue to perform at nice levels.

Inland Barge
The Inland Barge Group’s second quarter marked a return to profitability. We are now receiving orders for Hopper Barges and building a nice backlog. We anticipate Inland Barge revenues of approximately $55 to $60 million in the third quarter and between $65 and $70 million in the 4th quarter, moving to a run rate of about $80 million per quarter during the first half of 2006. We anticipate operating profit margins of between 7% and 9% for the reminder of this year.

On the tank barge side of the business, we continue to enjoy a strong backlog, and at this time we have very few spots open for 2006 deliveries.

As a reminder, we are in the process of re-opening the hopper barge facility in Louisiana that we closed in December 2004. As for our barge litigation: We settled one case during the quarter. More details about this case can be found in our 10Q. Discovery and pre-trial proceedings on the last case are continuing to move through the court system.

Leasing
In our Railcar Leasing and Management Services Business, we reported revenues of $48 million, which were down $23 million on a quarter over quarter basis. This is primarily due to a $29 million decrease in railcars sold from the fleet quarter over quarter. Total operating profit decreased by $1.4 million due to the profit from car sales in the prior period. When you remove the effects of the car sales, leasing and management operating profit grew by 18% for the quarter over quarter comparison. Growing our Leasing and Management Services Group continues to be a key part of our earnings diversification strategy. We plan to spend between $325 and $375 million on net fleet additions during 2005.

Industrial Products Group
We are very pleased with the Industrial Products Group second quarter performance. On a quarter-over-quarter basis, revenue increased approximately 6% and operating profit jumped by $1.8 million, bringing the quarterly margin to 15%. This business continues to benefit from cost-savings improvements we implemented during late 2003 and early 2004, as well as solid demand in Mexico for our products. The backlog for this business is relatively short as most customers do not make long-term product purchases.

Consolidated
On a consolidated basis, SE&A expenses, as a percent of revenue, have continued to decline to 6.6% from 7.8% for the same quarter of the previous year.

Cash flow from operating activities was a positive $47 million for the quarter. This is an especially strong result when you take into account that revenues increased by $84 million in the second quarter over the first quarter of 2005.

Non-leasing capital expenditures have been reduced and are currently projected to be between $90 and $100 million for 2005. Of this amount, approximately $40 million will be spent on our new railcar plant in Mexico and our new North Texas aggregates facility.

We expect earnings for the third quarter to range between 44 and 51 cents per share, assuming normal weather conditions.

Overall, our updated company guidance for 2005 is for earnings per share of between $1.20 cents and $1.35 for the full year. Included in our assumptions for the remainder of 2005 are:

•	the deferral of between $10 and $12 million in profit on sales from our Rail Group to our Leasing Group in each of the next two quarters, or roughly 13 to 16 cents per share, per quarter

•	improving results in our European rail operations as discussed earlier,

•	continuing to achieve production efficiencies in North America,

•	no significant supply problems in steel or components,

•	normal weather conditions and

•	no unanticipated adverse resolution of legal matters

At this time I will turn the presentation back to Chas for the questions and answers session.